UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BEA Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

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BEA SYSTEMS, INC.

Notice of Annual Meeting of Stockholders

To be held on March 18, 2008

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of BEA Systems, Inc., which will be held on March 18, 2008 at 10:00 a.m., Pacific time, at Techmart, located at 5201 Great America Parkway, Santa Clara, California, for the following purposes:

1. To elect four Class I directors to hold office until the 2010 annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2008.

3. If properly presented at the annual meeting, to consider a stockholder proposal regarding establishment of an engagement process with the proponents of certain stockholder proposals.

4. If properly presented at the annual meeting, to consider a stockholder proposal regarding declassification of the Company’s Board of Directors.

5. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Only stockholders of record at the close of business on January 22, 2008, may vote at the annual meeting and any postponements or adjournments of the meeting. We expect to mail this Notice of Annual Meeting of Stockholders and accompanying Proxy Statement on our about February 6, 2008. All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, please vote via the Internet, by telephone or by mailing a proxy card as promptly as possible to ensure that your vote is recorded. Any stockholder attending the annual meeting may vote in person even if he or she previously voted by another method.

By Order of the Board of Directors,

Alfred S. Chuang

Chairman of the Board,

Chief Executive Officer and President

San Jose, California

February 6, 2008

BEA SYSTEMS, INC.

2315 North First Street

San Jose, California 95131

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 18, 2008

This proxy statement and the accompanying annual report are available via the Internet at http://ir.bea.com.

Among other things, this proxy statement contains information regarding:

•	The date, time and location of the meeting;

•	A list of the matters being submitted to the stockholders and the recommendations of the Board of Directors of BEA Systems, Inc. regarding each of the matters; and

•	Information regarding attending the meeting and voting in person.

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of BEA Systems, Inc. (the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 18, 2008 at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein.

Oracle Corporation and the Company announced on January 16, 2008 that they entered into a definitive agreement under which Oracle will acquire all outstanding shares of the Company for $19.375 per share in cash. In connection with the proposed merger, the Company intends to file an additional proxy statement with the Securities and Exchange Commission (the “SEC”). This proxy statement for the Annual Meeting only relates to the proposals described herein and does not relate to the merger. Investors and security holders are advised to read the additional proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Techmart, located at 5201 Great America Parkway, Santa Clara, California.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of January 22, 2008 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of record—If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials have been sent directly to you by the Company.

Beneficial owners—Many Company stockholders hold their shares through a broker, bank, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” These proxy materials have been forwarded to you by your broker, bank, trustee or nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, bank, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of the Company’s Common Stock at the close of business on the Record Date (i.e., January 22, 2008) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the close of business on the Record Date, there were 412,533,450 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. No shares of the Company’s preferred stock were outstanding on the Record Date.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of the Company’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting, or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

206,266,726 shares of Common Stock must be represented by proxy or present in person at the Annual Meeting to constitute a quorum. The inspector of elections will determine whether or not a quorum is present.

Q:	What is a broker “non-vote”?

A:	A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if you previously voted by another method.

Beneficial owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions below or on your proxy card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank, trustee or nominee; please refer to the voting instructions provided to you by your broker, bank, trustee or nominee.

Internet—Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 9:00 a.m., Eastern time, on March 18, 2008. Most of the Company’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks, trustees or nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program for electronic voting. This program provides eligible beneficial owners the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for beneficial owners whose bank or brokerage firm is participating in Broadridge’s program.

Telephone—Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 9:00 a.m., Eastern time, on March 18, 2008. If you are a beneficial owner, please follow the voting instructions provided to you by your broker, bank, trustee or nominee with respect to telephone voting.

Mail—Stockholders of record may submit votes by completing, signing and dating their proxy cards where indicated and by returning them in the self-addressed, prepaid envelope provided. Proxy cards submitted by mail must be received by the tabulator prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the election of each of the director nominees set forth in Proposal One, “FOR” Proposal Two, “AGAINST” Proposal Three and “AGAINST” Proposal Four.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the proxyholders will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, bank, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of record—If you are a stockholder of record, you may change your vote by (1) filing with the Company’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Company’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Company’s Secretary or should be sent so as to be delivered to the Company’s principal executive offices, Attention: Corporate Secretary.

A stockholder of record that has voted via the Internet or telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

Beneficial owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

1.	The election of four Class I directors to hold office until the 2010 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2008;

3.	If properly presented at the Annual Meeting, to consider a stockholder proposal regarding establishment of an engagement process with the proponents of certain stockholder proposals; and

4.	If properly presented at the Annual Meeting, to consider a stockholder proposal regarding declassification of the Company’s Board of Directors.

Q:	What is the voting requirement to approve each of the proposals and how does the Board of Directors recommend that I vote?

A:	Proposal One—A plurality of the votes cast is required for the election of directors. You may vote “FOR” or “WITHHOLD” on each of the four nominees for election as director. The four nominees for director receiving the highest number of affirmative votes will be elected as directors of the Company to serve for a term of three years or until their respective successors have been duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election. The Board of Directors recommends that you vote your shares “FOR” each of the four nominees listed in Proposal One.

Proposal Two—The affirmative vote of a majority of votes cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors recommends that you vote your shares “FOR” Proposal Two.

Proposal Three—The affirmative vote of a majority of votes cast is required to approve the stockholder proposal regarding establishment of an engagement process with the proponents of certain stockholder proposals, provided that the proposal has been properly presented at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors recommends that you vote your shares “AGAINST” Proposal Three.

Proposal Four—The affirmative vote of a majority of votes cast is required to approve the stockholder proposal regarding declassification of the Company’s Board of Directors, provided that the proposal has been properly presented at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal. The Board of Directors recommends that you vote your shares “AGAINST” Proposal Four.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will pay for the entire cost of soliciting proxies. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

The Company has engaged D.F. King & Co., Inc. to aid in the solicitation of proxies from stockholders, for a fee estimated not to exceed $8,000, plus out of pocket expenses.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The Company intends to announce preliminary voting results at the Annual Meeting and will publish final results in its quarterly report on Form 10-Q for the first quarter of fiscal 2009, which ends on April 30, 2008.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to the Company’s principal executive offices, Attention: Corporate Secretary.

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials—Stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Company’s Secretary in a timely manner. In order to be included in the proxy statement for the 2008 annual meeting of stockholders, stockholder proposals must be received by the Company’s

Secretary no later than October 9, 2008; provided, however, that in the event we hold our 2008 annual meeting of stockholders more than 30 days before or after the one-year anniversary date of this Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of earliest possible quarterly report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform shareholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting—The Company’s bylaws also establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. The Company’s bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder entitled to vote at the annual meeting who has delivered timely written notice to the Company’s Secretary, which notice must contain the information specified below.

To be timely for the 2008 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between November 18, 2008 and December 18, 2008; provided, however, that in the event we hold our 2008 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of this Annual Meeting, a stockholder’s notice will be timely if delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to such annual meeting or (2) the 10th day following public announcement of the meeting date. For all matters that a stockholder proposes to bring before an annual meeting, the notice must set forth (1) a brief description of the business desired to be brought before the annual meeting, (2) the reasons for conducting such business at the annual meeting, (3) any material interest of the stockholder in such business, (4) the name and record address of the stockholder proposing such business, and (5) the class and number of shares of the Company which are beneficially owned by the stockholder. If a stockholder proposes to nominate a person for election as a director, the notice must also set forth as to each nominee all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company is not required to present the proposal for a vote at such meeting.

Additional Information

Q:	What should I do if I receive more than one set of proxy materials?

A:	If you received more than one set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each proxy card or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	How may I obtain a separate set of proxy materials?

A:

If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials because some brokers and other nominee record holders may be participating in the practice of “householding,” which reduces duplicate mailings and saves printing and postage costs. If your proxy materials are being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact the Company’s investor relations department at (408) 953-5200 or write to the Company at 2315 North First Street, San Jose, California 95131.

Q:	Can I access the Company’s proxy materials and Annual Report on Form 10-K over the Internet?

A:	You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 (the “2007 Annual Report on Form 10-K”) via the Internet by going to the investor relations section of the Company’s website at http://ir.bea.com. The 2007 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

Upon written request to the Corporate Secretary, BEA Systems, Inc., 2315 North First Street, San Jose, California 95131, the Company will provide without charge to each person solicited a copy of the 2007 Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith.

Q:	What is the mailing address for the Company’s principal executive offices?

A:	The Company’s principal executive offices are located at 2315 North First Street, San Jose, California 95131.

Any written requests for additional information, copies of the proxy materials and 2007 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to this address.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is currently comprised of ten members who are divided into three classes with staggered three-year terms. A director serves in office until his respective successor is duly elected and qualified or until his earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees

Four Class I directors have been nominated for election at the Annual Meeting for a three-year term expiring in 2010. Upon the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated Dean O. Morton, Bruce A. Pasternack, Kiran M. Patel and George Reyes for election as Class I directors. The term of office of each person elected as director will continue until such director’s term expires in 2010 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Messrs. Morton, Pasternack, Patel and Reyes. The Company expects that Messrs. Morton, Pasternack, Patel and Reyes will accept such nominations; however, in the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the Board of Directors to fill such vacancy.

The Board of Directors Recommends a Vote “For” Each of the Nominees Listed Above.

Information Regarding the Nominees and Other Directors

The name, age and principal occupation of each nominee and our incumbent directors as of December 31, 2007, are set forth in the table below. Except as described below, each of our directors has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Nominees for Class I Directors for a Term Expiring in 2010
Name	Age	Principal Occupation and Business Experience
Dean O. Morton	75	Mr. Morton has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of Cepheid, Pharsight Corporation and several non-profit organizations. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard Business School.

Bruce A. Pasternack	60	Mr. Pasternack has served as a director of the Company since May 2006. Since October 2007, Mr. Pasternack has served as a Venture Partner at CMEA Ventures, a venture capital firm focused on life sciences, high technology, and energy and materials investments. From June 2005 to May 2007, Mr. Pasternack served as President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities. Prior to joining Special Olympics, Inc., Mr. Pasternack spent more than 28 years at Booz Allen Hamilton, Inc., a global consulting firm, where his last position was Senior Vice President and Managing Partner of its San Francisco office. Mr. Pasternack is a director of Codexis Inc., Quantum Corporation and Symyx Technologies, Inc., and serves on The Cooper Union Board of Trustees. Mr. Pasternack holds a B.E. from The Cooper Union and an M.S.E. from the University of Pennsylvania.

Kiran M. Patel	59	Mr. Patel has served as a director of the Company since February 2007. Since June 2007, Mr. Patel has served as Senior Vice President and General Manager, Consumer Tax Group at Intuit, a financial management software company. From September 2005 to December 2007, Mr. Patel served as Senior Vice President and Chief Financial Officer of Intuit. From August 2001 to September 2005, Mr. Patel served as Executive Vice President and Chief Financial Officer of Solectron Corporation, a provider of electronics supply chain services. From October 2000 to May 2001, Mr. Patel was the Chief Financial Officer of iMotors, an Internet-based value-added retailer of used cars. Previously, Mr. Patel had a 27-year career with Cummins Inc., where he served in a broad range of finance positions, most recently as Chief Financial Officer and Executive Vice President. Mr. Patel holds a B.S. in electrical engineering and an M.B.A. from the University of Tennessee, and he is a certified public accountant.

George Reyes	53	Mr. Reyes has served as a director of the Company since August 2003. Since August 2002, Mr. Reyes has served as the Chief Financial Officer of Google Inc., an Internet search engine company. From February 2002 to June 2002, Mr. Reyes was the interim Chief Financial Officer for ONI Systems, an optical networking company, where he assisted in the sale of the company. From 1994 to 2001, Mr. Reyes held a variety of positions at Sun Microsystems where he served most recently as Vice President and Treasurer. Mr. Reyes is a director of Symantec Corporation. Mr. Reyes holds a B.S. from the University of South Florida and an M.B.A. from Santa Clara University.

Incumbent Class II Directors Whose Term Expires in 2008
Name	Age	Principal Occupation and Business Experience
Robin A. Abrams	56	Ms. Abrams has served as a director of the Company since November 2006. Since March 2004, Ms. Abrams has served as a director of ZiLOG, Inc., a provider of integrated microcontroller products. From September 2006 through January 2007, Ms. Abrams served as interim Chief Executive Officer of ZiLOG, Inc. From July 2004 to July 2006, Ms. Abrams served as a director and Chief Executive Officer of Firefly Mobile, Inc, a company with a range of products that address the mobile youth market. From September 2003 to July 2004, Ms. Abrams was President of Connection to eBay, a company that provides strategy, management and customer service, where she also served as a consultant from May 2003 to September 2003. Ms. Abrams acted as President and Chief Executive Officer of BlueKite, a provider of bandwidth and optimization software for wireless operators, from May 2001 through January 2003. From July 1999 to March 2001, Ms. Abrams served as Chief Operating Officer of Ventro Corporation, a service provider of business-to-business marketplaces. Ms. Abrams served as the President of Palm Computing Inc. and a Senior Vice President of 3Com Corporation from February 1999 to June 1999. Ms. Abrams served as the President of VeriFone Inc., a secure payment systems company and a subsidiary of Hewlett-Packard, from March 1998 to February 1999, and as the Vice President of the Americas of VeriFone from February 1997 to March 1998. From June 1996 to February 1997, Ms. Abrams was the Senior Vice President of Apple Computer, Inc. and the President of Apple Americas, and from December 1994 to June 1996, Ms. Abrams served as the Vice President and General Manager of Apple Asia. Ms. Abrams is a director of ZiLOG, Inc. and HCL Technologies. Ms. Abrams holds a B.A. and a J.D. from the University of Nebraska.

Alfred S. Chuang	46	Mr. Chuang is a founder of the Company and has served as Chief Executive Officer and President since October 2001 and as Chairman of the Board since August 2002. Prior to October 2001, Mr. Chuang held various executive positions, including President and Chief Operating Officer, President of Worldwide Field Operations, President of BEA WebXpress, Executive Vice President of Product Development and Chief Technology Officer. Prior to founding the Company in 1995, Mr. Chuang served in various positions from 1986 to 1994 at Sun Microsystems, Inc., including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun’s Information Systems Group. Mr. Chuang is a director of Tealeaf Technology and is a trustee for the University of San Francisco. Mr. Chuang holds a B.S. from the University of San Francisco and an M.S. from the University of California, Davis.

Stewart K. P. Gross	48	Mr. Gross has served as a director of the Company since September 1995. Since April 2005, Mr. Gross has served as a Managing Director of Lightyear Capital LLC, a private equity firm focusing on the financial services industry. Mr. Gross was employed at Warburg Pincus LLC from 1987 until December 2004, most recently as a Managing Director. Mr. Gross is a director of SkillSoft Corporation, Flagstone Reinsurance Holdings and several privately held companies and non-profit organizations. Mr. Gross holds a B.A. from Harvard University and an M.B.A. from Columbia University.

Incumbent Class III Directors Whose Term Expires in 2009
Name	Age	Principal Occupation and Business Experience
L. Dale Crandall	66	Mr. Crandall has served as a director of the Company since March 2003. In September 2003, Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm where he serves as President. Mr. Crandall retired from Kaiser Health Plan and Hospitals in 2002 after serving as the President and Chief Operating Officer from 2000 to 2002 and Senior Vice President and Chief Financial Officer from 1998 to 2000 and was a member of the Board of Directors from 1998 until his retirement in 2002. Mr. Crandall was Executive Vice President and Chief Financial Officer of APL Limited from June 1995 to February 1998. Mr. Crandall was also a partner at PriceWaterhouseCoopers LLP for 21 years, where his last position was Group Managing Partner. Mr. Crandall is a director of Ansell Limited, Covad Communications Group, Inc., Coventry Health Care, Inc., Metavante Technologies, Inc., Union BanCal Corporation and the Dodge & Cox Funds. Mr. Crandall holds a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley, and he is a certified public accountant.

William H. Janeway	64	Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Senior Advisor of Warburg Pincus LLC and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Nuance Communications, Inc., NYFIX, Inc., and several privately held companies and non-profit organizations. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

Richard T. Schlosberg, III	63	Mr. Schlosberg has served as a director of the Company since April 2005. Mr. Schlosberg was President and Chief Executive Officer of The David and Lucile Packard Foundation, a private family foundation, from 1999 until his retirement in January 2004. From 1994 to 1999, Mr. Schlosberg was Executive Vice President and director of the Times Mirror Company and Publisher and Chief Executive Officer of the Los Angeles Times. Mr. Schlosberg is a director of eBay Inc., Edison International and several non-profit organizations. Mr. Schlosberg holds a B.S. from the United States Air Force Academy and an M.B.A. from Harvard Business School.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ended January 31, 2008, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1995. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ended January 31, 2008.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2006 and January 31, 2007.

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$10,192,000	$4,149,000
Audit-Related Fees(2)	—	157,000
Tax Fees(3)	1,688,000	595,000
All Other Fees(4)	1,453,000	1,374,000

Total	$13,333,000	$6,275,000

(1)	Audit fees include fees associated with the audit of the annual consolidated financial statements, the reviews of unaudited interim consolidated financial statements included in quarterly reports on Form 10-Q, statutory audits required internationally, issuance of consents and reports filed with the SEC, the review of the independent investigation into the Company’s historical stock option practices, the audit of internal control over financial reporting and attestation relating to Section 404 of the Sarbanes-Oxley Act of 2002 and accounting consultations in connection with or arising as a result of the audits and quarterly review of the financial statements.
(2)	Audit-related fees for the fiscal year ended January 31, 2006 related to accounting advice on a transaction that was not completed.
(3)	Tax fees consist of fees for professional services rendered for tax compliance, tax advisory and tax planning services. These services include assistance regarding federal, state and international tax compliance and tax planning.
(4)	All other fees primarily include services rendered in connection with the Company’s revenue contract compliance customer audit program.

The Audit Committee believes that the services rendered by Ernst & Young LLP that led to the fees detailed under the captions “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval.

During the fiscal years ended January 31, 2006 and 2007, the Audit Committee pre-approved all audit and non-audit services and fees of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

Proposals Three and Four have been proposed by individual stockholders. For the reasons set forth below, the Board of Directors recommends votes “AGAINST” Proposals Three and Four. Stockholders should be aware that, even if approved, the proposals are not binding on the Board of Directors. Although the Board of Directors will consider the stockholders’ wishes as expressed at the Annual Meeting, one or both of the proposals might not be implemented if the Board of Directors, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its stockholders.

PROPOSAL THREE

STOCKHOLDER PROPOSAL REGARDING ESTABLISHMENT OF AN ENGAGEMENT PROCESS WITH THE PROPONENTS OF CERTAIN STOCKHOLDER PROPOSALS

The Company has been advised that William C. Thompson, Jr., Comptroller, City of New York, on behalf of the New York City Police Pension Fund and the New York City Fire Department Pension Fund, which are the beneficial owners in the aggregate of reportedly 275,514 shares of the Company’s Common Stock, with an address of 1 Centre Street, Room 736, New York, NY 10007-2341, intends to submit the following proposal for consideration at the Annual Meeting:

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors—the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our Company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•

Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•

Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the Company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

The Board of Directors Recommends a Vote “Against” this Stockholder Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote AGAINST the foregoing proposal because it has substantially implemented the proposal by providing the Company’s stockholders with a reasonable opportunity to communicate with, and have access to, the Board of Directors and management.

The Board of Directors recognizes the importance of providing the Company’s stockholders with a reasonable opportunity to communicate with, and have access to, the Board of Directors and management. Although the Company currently does not have a formal process for stockholders to send communications to the Board of Directors, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. As stated elsewhere in this proxy statement, stockholders wishing to communicate with the Board of Directors may send communications via mail to Alfred S. Chuang, the Company’s Chairman of the Board. Accordingly, the Board of Directors does not believe that there is a need to implement a formal communication policy such as that described in the foregoing proposal.

Moreover, because the Board of Directors has a duty to act in a manner it believes to be in the best interests of the Company and its stockholders, the Board of Directors must take many factors into account in deciding whether to take the action specified in any stockholder proposal. The Board of Directors will make such a decision on the basis not only of the voting results but also of what is in the best interests of the Company and its stockholders in light of all the relevant facts and circumstances. It is important to remember that due to abstentions and shares not voted, a stockholder proposal that is supported by a majority of the votes cast at a meeting can, and often does, represent a minority of the voting power of the Company. Therefore, requiring independent directors to meet and discuss stockholder proposals with their proponents could be used by one or more large stockholders to promote particular issues or agendas that are not representative of the interests of the stockholders at large.

The Board of Directors does not recommend that the foregoing proposal be adopted at this time because it believes that the Company’s existing communication channels are sufficient to enable stockholders to communicate with, and present questions, comments and observations to, the Board of Directors.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD

The Company has been advised that William C. Thompson, Jr., Comptroller, City of New York, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System and the New York City Board of Education Retirement System (the “New York City Retirement Systems”), which are the beneficial owners in the aggregate of reportedly 772,652 shares of the Company’s Common Stock, with an address of 1 Centre Street, Room 736, New York, NY 10007-2341, intends to submit the following proposal for consideration at the Annual Meeting:

BE IT RESOLVED, that the stockholders of BEA Systems, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

Statement of Support by the New York City Retirement Systems

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

The Board of Directors Recommends a Vote “Against” this Stockholder Proposal.

Recommendation of the Board of Directors

The Board of Directors takes the views of its stockholders seriously and has given this proposal intensive consideration. Although a majority of the shares that were voted at the Company’s annual meeting of stockholders in 2006 supported a similar proposal, the Board of Directors continues to believe that this proposal should not be implemented because it is not in the best interests of the Company or its stockholders. Therefore, the Board of Directors unanimously recommends a vote AGAINST the proposal.

As provided in the Company’s Certificate of Incorporation, the Company has three classes of directors, with members of each class elected to three-year terms. The classes are staggered, such that stockholders vote on one class of directors each year. The Company has had this structure continuously since it went public in 1997.

A classified board maintains accountability to stockholders while promoting continuity and stability in the Board’s business strategies and policies. To maintain accountability, stockholders have the opportunity each year to vote on roughly one-third of the members of the Board of Directors. At the same time, the staggered three-year terms served by the directors help ensure that roughly two-thirds of the directors will have had prior experience and familiarity with the Company’s business, which is beneficial for long-term strategic planning. The classified structure also helps the Company attract highly qualified directors willing to commit the time necessary to understand the Company, its operations and its competitive environment.

The Board of Directors further believes that annual elections for each director do not necessarily improve accountability. Directors have fiduciary duties to the Company and its stockholders that do not depend on the length of their term of office.

In the event of an unsolicited proposal to acquire control of or restructure the Company, the classified board structure reduces the threat of an abrupt change in the composition of the Board of Directors because a majority of the directors cannot be replaced at a single annual meeting. This helps ensure that the Board of Directors has an adequate opportunity to fulfill its duties to the Company’s stockholders by reviewing any such proposal, studying appropriate alternatives and achieving the best result for all stockholders. A classified board does not preclude takeover offers. Rather, a classified board enhances the Board’s ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct and Ethics

The Board of Directors sets high standards for the Company’s employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. To fulfill its responsibilities and to discharge its duty, the Board of Directors adheres to the procedures and standards that are set forth in the Guidelines for Corporate Governance, which is available on the Company’s website at http://www.bea.com.

In addition, the Board of Directors has adopted a Code of Conduct and Ethics, which is applicable to all of the Company’s directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, and a Financial Officer Code of Ethics, which is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions and all members of the Company’s finance department. The Code of Conduct and Ethics and the Financial Officer Code of Ethics are available on the Company’s website at http://www.bea.com. The Company will also post on its website any amendment to the Code of Conduct and Ethics or the Financial Officer Code of Ethics, as well as any waivers of the Code of Conduct and Ethics or the Financial Officer Code of Ethics, which are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Alfred S. Chuang, the Company’s Chief Executive Officer and President, all of its other members are “independent directors” as that term is defined in the Nasdaq listing standards. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The independent directors meet regularly in executive session, without members of management present.

Board Meetings and Committees

During the fiscal year ended January 31, 2007, the Board of Directors held a total of thirteen (13) meetings (including regularly scheduled and special meetings). Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during the past fiscal year, with the exception of George Reyes, who did not attend more than 75% of such meetings during the past fiscal year due to other extensive business commitments. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of L. Dale Crandall, Stewart K. P. Gross and Dean O. Morton, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. The Board of Directors has determined that Mr. Crandall is an “audit committee financial expert” as defined under the rules of the SEC. Mr. Morton is the chairman of the Audit Committee, which met twenty-nine (29) times during fiscal year 2007.

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent registered public accounting firm to perform audit and non-audit services and the related fees.

The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at http://www.bea.com.

The Audit Committee Report is included in this proxy statement on page 46.

Compensation Committee

The Compensation Committee currently consists of Robin A. Abrams, William H. Janeway, Bruce A. Pasternack, George Reyes and Richard T. Schlosberg, III, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Schlosberg is the chairman of the Compensation Committee, which met seven (7) times during fiscal year 2007 and acted by unanimous written consent twenty-six (26) times.

The Compensation Committee is responsible for reviewing and approving the compensation and benefits for the Company’s executive officers, administering the Company’s stock plans and performing such other duties as may from time to time be determined by the Board of Directors.

The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at http://www.bea.com.

The Compensation Committee Report is included in this proxy statement on page 29.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Robin A. Abrams, L. Dale Crandall, Stewart K. P. Gross, William H. Janeway, Dean O. Morton, Bruce A. Pasternack, Kiran M. Patel, George Reyes and Richard T. Schlosberg, III, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Mr. Janeway is the chairman of the Nominating and Governance Committee, which met formally one (1) time during fiscal year 2007 and informally several other times in connection with executive sessions of the Board of Directors.

The Nominating and Governance Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board of Directors. In reviewing potential candidates for the Board of Directors, the Nominating and Governance Committee considers the individual’s experience in the computer software industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be actively involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Nominating and Governance Committee intends to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria. From time to time, the Nominating and Governance Committee has retained a third-party executive search firm to identify candidates upon the request of the Board of Directors. The Nominating and Governance Committee further reviews current trends and practices in corporate governance and makes recommendations to the Board of Directors for the adoption of programs pertinent to the Company.

The Nominating and Governance Committee will consider recommendations of candidates for the Board of Directors submitted by the Company’s stockholders. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at http://www.bea.com.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, Ms. Abrams and Messrs. Janeway, Pasternack, Reyes and Schlosberg served as members of the Compensation Committee. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

Attendance at Annual Stockholder Meetings by the Board of Directors

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Six (6) of the Company’s then eight (8) directors attended the 2006 annual meeting of stockholders.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Governance Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. The Nominating and Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, the Nominating and Governance Committee has not adopted a formal process for that consideration because it believes that the informal consideration process is adequate. The Nominating and Governance Committee will review periodically whether a more formal policy should be adopted.

Stockholder recommendations for candidates to the Board of Directors must be directed in writing to the Company’s Corporate Secretary at the Company’s principal executive offices and must include the candidate’s name, detailed biographical data and qualifications, home and business contact information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock. There are no differences in the manner by which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Board of Directors.

Contacting the Board of Directors

The Board of Directors does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board of Directors. Stockholders wishing to communicate with the Board of Directors may send communications directly to Alfred S. Chuang, Chairman of the Board, c/o BEA Systems, Inc., 2315 North First Street, San Jose, California 95131.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents the Company’s compensation and benefits policies, plans and practices for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three other most highly compensated executive officers during the fiscal year ended January 31, 2007 (collectively, our “Named Executive Officers”).

The Compensation Committee of the Board of Directors oversees our compensation and benefits policies, plans and practices, including those for our Named Executive Officers and other executive officers (our “Executive Compensation Program”). The Compensation Committee is composed entirely of independent directors under applicable Nasdaq, IRS and SEC rules. Throughout fiscal year 2007, director Richard T. Schlosberg, III served as the Chairman of the Compensation Committee, and directors William H. Janeway and George Reyes served as members of the Compensation Committee. In addition, director Bruce A. Pasternack was appointed to the Compensation Committee on September 20, 2006, and director Robin A. Abrams was appointed to the Compensation Committee on February 8, 2007.

The Compensation Committee carries out its duties as outlined in its charter, which is available on our website at http://www.bea.com.

Compensation Objectives and Philosophy

The objectives of our Executive Compensation Program are:

•	To attract, motivate and retain talented individuals in a competitive market;

•	To reward them for the financial and operational performance of the Company and their individual contributions to such performance;

•	To align their interests with those of our stockholders; and

•	To encourage them to remain with the Company for long and productive careers.

The components of our Executive Compensation Program include:

•	Base salary;

•	Variable compensation (performance-based and discretionary bonuses);

•	Equity awards;

•	Benefits;

•	Deferred compensation;

•	401(k) Profit Sharing Plan;

•	Employee Stock Purchase Plan; and

•	Perquisites.

Each of these components is intended to achieve one or more of our compensation objectives. The mix of compensation components is designed, in part, to reward recent performance through cash compensation and to motivate long-term performance and retention through equity awards which vest over time. The Compensation Committee relies on its judgment, and does not adhere to rigid formulas, in determining the appropriate mix of cash and equity compensation.

The Compensation Committee benchmarks certain components of our Executive Compensation Program against a peer group of companies, which for fiscal year 2007 included Adobe Systems, Autodesk, BMC Software, Cadence Design Systems, Compuware, Intuit, McAfee, Novell, Sybase, Symantec, Synopsys and VeriSign. These companies were selected by the Compensation Committee because they are in the same industry as the Company, they are of comparable size in terms of revenues, and they are companies with which we compete for executive talent. The Compensation Committee also considers survey data in addition to peer group data. The peer group and survey data are collectively referred to as “benchmark data.”

In general, the Company targets the base salary, total cash compensation and value of equity awards for our executives at the 60th percentile of the benchmark data, because we believe that providing above average compensation will allow us to attract and retain talented executives in the very competitive high tech market in the Silicon Valley. However, the benchmark data is only one of many factors the Compensation Committee considers in making its compensation decisions. The Compensation Committee also considers the performance of the Company, the executive’s individual performance, the nature and responsibilities of their position, their demonstrated leadership and management capabilities, any relevant retention issues, their current compensation, and their compensation relative to other Company executives. In addition, the Compensation Committee considers recommendations from our CEO regarding compensation for those executives who report directly to our CEO. Ultimately, the Compensation Committee strives to balance the above factors and the various components of compensation to optimize each executive’s contribution to the Company consistent with the objectives of the Executive Compensation Program, and as a result, the compensation components for our executives fall above and below the target 60th percentile of the benchmark data.

Components of Compensation

Base Salary

The objective of base salary is to provide our executives with stable cash income that is competitive with the market considering their position, performance and tenure. For the last several years base salaries for our executives have been targeted, on average, at the 60th percentile of market rates for similar positions in the benchmark data. The Company believes that providing above average compensation will allow us to attract and retain talented executives in the very competitive high tech market in the Silicon Valley. However, as described above, the Compensation Committee considers a number of factors in making its compensation decisions, of which the benchmark data is only one. In fiscal year 2007, the base salary of our CEO was approximately at the target percentile, the base salary of our CFO was below the target percentile due to his early tenure in the role, and the base salaries of our other Named Executive Officers were in most cases above the target percentile due to their length of service with the Company and/or significant expertise in key areas.

Performance-Based Variable Compensation

The objectives of the performance-based variable compensation component of our Executive Compensation Program are to motivate our executives to achieve strong Company performance, to reward them for Company and individual performance, and to align their interests with those of our stockholders. A key principle of our philosophy on executive compensation is to maintain a strong relationship between executive compensation and Company performance. Accordingly, the performance-based variable compensation component of our Executive Compensation Program is a significant percentage of our executives’ base salaries, and is based on the achievement of specific Company performance objectives.

For fiscal year 2007, our Senior Executive Bonus Plan governed the performance-based variable compensation component of our Executive Compensation Program. The Senior Executive Bonus Plan was approved by stockholders at the Company’s 2003 annual meeting of stockholders in order to comply with applicable listing rules and permit awards made under it to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. It was subsequently amended and approved by the Company’s stockholders at the 2006 annual meeting of stockholders.

In fiscal year 2007, the Compensation Committee adopted the 2007 Executive Staff Bonus Plan (the “ELT Plan”), which established the specific target bonuses and Company performance metrics under the Senior Executive Bonus Plan. The ELT Plan set our CEO’s target bonus at 100% of his base salary, and the other executives’ target bonuses at 75% of their base salaries, with the exception of Mr. Ashburn and Mr. Carges, whose target bonuses were set at 37.5% of their base salaries (with another 37.5% being subject to separate business unit performance plans similar to the ELT Plan but specific to the World Wide Field Organization and Business Interaction Division, respectively). These target bonus percentages are a significant portion of base salary because the Company believes that our executives should have a significant portion of their compensation “at risk” by being contingent upon the Company’s financial and operating performance. The ELT Plan established Company license bookings and operating margin as the relevant performance metrics because the Compensation Committee determined that these were the appropriate measures of the Company’s performance and growth. The ELT Plan placed a 50% weighting on each metric, established a minimum threshold of 90% attainment of each metric for any bonus payout to occur, and established a maximum payout of 150% of the target bonuses. The ELT Plan further provided that Company attainment of between 90% and 100% of a performance metric would result in the payout of a corresponding percentage of the target bonuses for such metric, and attainment greater than 100% would result in a payout of 100% of the target bonuses plus 1.5 times the percentage above 100%, subject to the maximum payout of 150%. The Company’s fiscal year 2007 actual attainment was 103% of the ELT Plan, with the overachievement being the result of the Company exceeding our operating margin objective. Accordingly, in March 2007, the Compensation Committee awarded our CEO performance-based variable compensation of 103% of his target, and our other Named Executive Officers performance-based variable compensation of between 76% and 103% of their targets. The Named Executive Officers who received performance-based variable compensation solely under the ELT Plan received 103% of their targets. Named Executive Officers who received performance-based variable compensation of less than 103% of their targets, namely Mr. Ashburn and Mr. Carges, did so due to underachievement of certain of their business unit objectives. In addition, for fiscal year 2007, the Compensation Committee changed the timing of payouts under the ELT Plan to an annual payout (as opposed to the prior semi-annual payout) in order to promote a longer-term focus on Company objectives. However, Mr. Ashburn and Mr. Carges did receive certain payouts during the year under their business unit performance plans as provided under such plans. Bonuses paid under the ELT Plan do not qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code because the ELT Plan was adopted in May 2006, which was more than ninety (90) days after the beginning of fiscal year 2007. Similarly, bonuses paid to Mr. Ashburn and Mr. Carges pursuant to their business unit performance plans do not qualify as “performance-based compensation” under Section 162(m).

Discretionary Variable Compensation

The Compensation Committee may award discretionary bonuses in addition to performance-based variable compensation in order to retain talented employees, to reward them for exceptional Company and individual performance, and to encourage them to remain with the Company for long and productive careers. In fiscal year 2007, the Compensation Committee awarded a $200,000 discretionary bonus to our CEO, Alfred S. Chuang, in recognition of the Company’s and his performance in fiscal year 2006. The Compensation Committee also awarded Mr. Carges, the Company’s Executive Vice President, Business Interaction Division (“BID”), a discretionary bonus of $37,500 based on the substantial achievement of the BID operating margin objective for the second half of fiscal year 2007.

Equity Awards

The objectives of the equity award component of our Executive Compensation Program are to attract, motivate and retain talented individuals in a competitive market, to reward them for the financial and operating performance of the Company as well as their individual contributions to the Company’s performance, to align their interests with those of our stockholders, and to incentivize them to remain with the Company over the term of the award.

In making equity compensation decisions for our executives, the Compensation Committee considers the benchmark data, the appropriate balance between executive incentives and the Company’s cost, dilution and overhang levels, the executive’s existing equity holdings, their equity holdings in relation to other Company executives, and the projected future value of their equity holdings.

The Compensation Committee believes that providing grants of stock options and restricted stock units (“RSUs”) which are subject to vesting schedules that require continued employment with the Company effectively focuses our executives on delivering long-term value for our stockholders while providing a substantial benefit to the executives. Stock options only have value to the extent the price of the Company’s Common Stock exceeds the exercise price of the option at the time the option is exercised. Therefore, a stock option is an effective component of compensation only if the Company’s stock price increases over the term of the option. In this way, stock options serve to motivate our executives to increase stockholder value and thus align their interests with those of our stockholders. RSUs offer executives the opportunity to receive Company Common Stock on the dates the RSU vests. Accordingly, RSUs serve to both reward and retain our executives, as well as to motivate them to increase stockholder value and to align their interests with those of their fellow stockholders.

In fiscal year 2007, the Compensation Committee granted non-qualified stock options and RSUs to each of our Named Executive Officers, and did so from the Company’s 1997 Incentive Stock Plan (the “1997 Plan”), which was previously approved by the Company’s stockholders. In general, the Company targets the value of equity awards for our executives at the 60th percentile of the benchmark data, because we believe that providing above average compensation will allow us to attract and retain talented executives in the very competitive high tech market in the Silicon Valley. However, as described above, the Compensation Committee considers a number of factors in making its compensation decisions, of which the benchmark data is only one. Accordingly, in fiscal year 2007, the value of equity awards granted to our CEO was above the target percentile due to his being below his target percentile previously, the value of equity awards granted to our CFO was below the target percentile due to his early tenure in the role, and the values of equity awards granted to our other Named Executive Officers were above the target percentile due to their length of service with the Company and/or significant expertise in key areas. We value equity awards based on the Black-Scholes valuation methodology in accordance with Financial Accounting Standard (FAS) 123R.

Stock options granted under the 1997 Plan are typically subject to a four-year vesting period (25% of the shares vest on the one-year anniversary of the date of grant and 1/48 of the shares vest on each subsequent monthly anniversary of the date of grant for the next 36 months). Restricted stock units are also typically subject to a four-year vesting period (25% of the shares vest on the one-year anniversary of the date of grant and then 25% of the shares vest on each subsequent annual anniversary of the date of grant for the next three years). All of the stock options and RSUs granted to our Named Executive Officers in fiscal year 2007 had these standard vesting terms, except as provided below.

The Compensation Committee has, from time to time, granted stock options and RSUs with vesting over less than four years. The Compensation Committee has also granted stock options and RSUs with vesting that may be accelerated upon the achievement of specific Company or business unit performance goals. In fiscal year 2007, the Compensation Committee granted four such awards to our Named Executive Officers. Mr. Carges received a ten-year service award of an RSU for 1,000 shares of the Company’s Common Stock, which vests in full on the one-year anniversary of the grant date. All employees have historically received this service award following completion of ten years of service. However, the Company now pays a cash bonus rather than issue RSUs for this service award. Mr. Ashburn, former Executive Vice President, Field Operations, received a five-year service award of a stock option to purchase 1,000 shares of the Company’s Common Stock, which vests in full on the one-year anniversary of the grant date. All employees receive this service award following completion of five years of service. In addition, for retention purposes Mr. Ashburn received an RSU for 150,000 shares of the Company’s Common Stock, which vests in full on the one-year anniversary of the grant date. Mr. Ashburn also received a stock option to purchase 75,000 shares of the Company’s Common Stock, which was to vest in full on the one-year anniversary of the grant date if certain performance objectives were met. However, in March 2007, the Compensation Committee determined that such performance objectives were not met, and thus, in accordance with the terms of that award, the award was cancelled. Finally, based on the substantial achievement of BID performance objectives for fiscal year 2007, in March 2007 the Compensation Committee accelerated the vesting of the unvested 15,000 shares of an RSU granted to Mr. Carges in December 2005.

Stock options and RSUs granted to executives are typically granted in the first or second quarter of the Company’s fiscal year. Grants to newly-hired executives are made shortly after they commence employment with the Company, and grants to executives promoted from within the Company are made shortly after the time of their promotion.

The exercise price of stock options granted under the 1997 Plan is typically the closing price of the Company’s Common Stock on the day prior to the date of grant. Since July 2006, all equity awards granted to Company employees, including Named Executive Officers and other executive officers, have been granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by stockholders at the Company’s 2006 annual meeting of stockholders. The exercise price of each stock option granted under the 2006 Plan is no less than the closing price of the Company’s Common Stock on the date of grant. Vesting schedules under the 2006 Plan are essentially the same as described above for the 1997 Plan. However, the 2006 Plan provides that RSUs (and other stock awards) must vest over not less than a three-year period. Finally, in connection with the stock option review discussed below, the Company is in the process of developing a new stock option granting process, although the Company believes that the current process ensures that stock options are properly granted.

Benefits

The Company’s philosophy regarding benefits for our employees, including executives, is that they should be competitive with the market in order to attract and retain a high quality workforce, meet the diverse needs of our employees, encourage employee well-being, enable employees to plan for their future, and provide protection from catastrophic events. Except as provided below under “Perquisites,” executives are offered the same benefits as those offered to the rest of the Company’s employees. A core set of benefits is offered globally. The Company also offers additional benefits, such as life insurance and long term disability upgrades, so that employees, including executives, can purchase additional levels of coverage if they so choose.

Deferred Compensation Plan

The Company offers a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) to executives, among others, that enables them to defer receipt of certain salary and cash bonus payments on a pre-tax basis. The Company does not match executive contributions to the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded and unsecured by the Company, receives no preferential standing, and is subject to the same risks as any of the Company’s other general obligations. Participants select from the same investment vehicles as are available in the Company’s 401(k) plan, none of which allow for direct investment in the Company’s securities. The Company believes that offering a Deferred Compensation Plan serves the objectives of attracting and retaining talented individuals, and promotes retention by providing a long-term savings opportunity on a tax-efficient basis. It also provides executives with an additional retirement plan option. One of our Named Executive Officers participated in the Deferred Compensation Plan in fiscal year 2007.

401(k) Profit Sharing Plan

The Company offers a tax qualified 401(k) plan in which all U.S. based employees, including executives, are eligible to participate. The Company matches participant contributions at a rate of 50 cents for each dollar contributed, up to a maximum of $3,000 per participant per calendar year. Commencing in fiscal year 2009, the Company will match participant contributions up to a maximum of $5,000 per participant per calendar year. Participants are not entitled to the amounts matched by the Company until they have been employed by the Company for one year. Four of our Named Executive Officers participated in the 401(k) plan in fiscal year 2007.

ESPP

The Company offers an Employee Stock Purchase Plan (“ESPP”) in which all employees (subject to limited exceptions), including executives, are eligible to participate. However, due to the stock option review described below, the ESPP was suspended for most of the second half of fiscal year 2007. The ESPP enables participants to purchase Company Common Stock at a 15% discount from the market price. Employee contributions are made through payroll deductions, and purchases are made on their behalf twice a year at approximately six month intervals. Three of our Named Executive Officers participated in the ESPP in fiscal year 2007.

Perquisites

The Company offers each employee at the vice president level and above up to $10,000 annually for financial planning and up to $2,000 annually to cover an annual physical examination. The Company believes that providing these perquisites improves our executives’ financial and physical well-being, thus benefiting the Company by reducing distractions due to personal financial planning or illness.

In limited situations, family members of our executives may accompany the executive on business trips. The Company typically pays for these trips up-front due to the mechanics of our travel procurement policy. However, the cost of such family members’ travel is deemed compensation to the executive. The Company also provides our CEO and President, Mr. Chuang, with the use of a Company car and driver for purposes of allowing Mr. Chuang to conduct business while commuting between the Company’s offices in the cities of San Francisco and San Jose, as well as when meeting with customers at their offices.

Employment (Change of Control) Agreements

The Company has entered into agreements with each of our Named Executive Officers to provide for the continuation of the Named Executive Officer’s employment for one year after a change of control of the Company (the “COC Agreements”). If within one year following a change of control (as defined in the COC Agreement) of the Company, a Named Executive Officer’s employment with the Company is terminated by the Company without cause (as defined in the COC Agreement) or by the Named Executive Officer for good reason (as defined in the COC Agreement), the Named Executive Officer will be entitled to receive a lump sum payment equal to twice his base salary and twice his highest bonus from the four preceding fiscal years (including the fiscal year in which the termination occurs), a lump-sum payment of his pro-rata target bonus for the fiscal year in which the termination occurs, continued health and welfare benefits and perquisites for two years, outplacement assistance with a value of up to $50,000, full vesting acceleration with respect to outstanding equity awards (with options remaining exercisable for the full remaining option term), and a gross-up for golden parachute excise taxes unless a reduction of not more than 10% of the Named Executive Officer’s golden parachute safe harbor amount eliminates the excise taxes. In the event the party effectuating the change of control does not agree to assume any stock option, or similar equity-based award held by a Named Executive Officer, then all such options and awards that are unvested shall vest in full. During fiscal year 2007, Mr. Carges’ COC Agreement provided for a lump sum payment equal to his base salary and his highest bonus from the four preceding fiscal years (including the fiscal year in which the termination occurs), and continued health and welfare benefits and perquisites for one year. The other provisions of his COC Agreement were as provided above.

Executive Officer Compensation Process; Role of Compensation Consultants

The Compensation Committee reviews and determines executive compensation on an annual basis typically in the first or second quarter of each fiscal year. The Compensation Committee typically makes compensation decisions over several meetings. This process permits the Compensation Committee to request and consider information, alternatives and options from management and independent consultants. The Company’s CEO, CFO, internal legal counsel and representatives from our human resources department are typically present at such meetings and may assist the Compensation Committee in its deliberations. However, our CEO is not present at any portion of a meeting where the Compensation Committee makes decisions regarding his compensation. Similarly, the other executives do not play a role in the determination of their own compensation other than discussing their individual objectives and performance with our CEO.

In carrying out its duties, the Compensation Committee has access to outside advisers and independent compensation consultants, which it may use for recommendations, best practices and other information as it deems appropriate. In fiscal year 2007, the Compensation Committee engaged the services of one such compensation consultant, Compensia, Inc. (“Compensia”). Compensia does not provide any other significant services to the Company, and the Company engages its own compensation consultants as it deems appropriate.

Compensation of the Chief Executive Officer

Mr. Chuang has served as the CEO and President of the Company since October 2001. For fiscal year 2007, the Compensation Committee undertook a comprehensive review of his total compensation. With the assistance of its independent compensation consultant, the Compensation Committee reviewed Mr. Chuang’s current and historical cash and equity compensation, equity holdings, perquisites and contractual benefits. The Compensation Committee considered competitive market data, as well as market trends and developing best practices. The Compensation Committee also reviewed the Company’s one- and three-year financial performance compared to the peer group, and with input from the Company’s other independent directors, assessed Mr. Chuang’s leadership and individual performance. The Compensation Committee also noted Mr. Chuang’s strong leadership, the Company’s overall performance, and that Mr. Chuang’s cash and equity compensation was below competitive levels.

Based on its review, in June 2006 the Compensation Committee approved a fiscal year 2007 compensation package for Mr. Chuang that increased his annual base salary to $900,000. Mr. Chuang was also granted a stock option to purchase 700,000 shares of the Company’s Common Stock, and 233,000 RSUs. The Compensation Committee also approved a discretionary bonus of $200,000 in recognition of the Company’s financial results and Mr. Chuang’s performance in fiscal year 2006. In addition, the Compensation Committee approved Mr. Chuang’s use of a Company car and driver for purposes of allowing him to conduct business while traveling between the Company’s offices in the cities of San Francisco and San Jose, as well as when meeting with customers at their offices. In response to evolving corporate governance practices, the Compensation Committee eliminated the tax gross-up on Mr. Chuang’s imputed income from his use of the Company car and driver.

The Company has entered into a COC Agreement with Mr. Chuang to provide for the continuation of Mr. Chuang’s employment for one year after a change of control of the Company. For a description of the terms of Mr. Chuang’s COC Agreement, please see “Employment (Change of Control) Agreements” above.

Other Considerations

Stock Option Review

As discussed in the Company’s Annual Report on Form 10-K, the Audit Committee of the Board of Directors has conducted a review of our historical stock option grants. In connection with the principal conclusions of that review, the Board of Directors committed to a number of remedial measures that impacted certain of our Named Executive Officers, as well as our Board members, other executives and employees, and our overall equity award practices. In this regard, Mr. Chuang voluntarily repaid to the Company, through the cancellation of outstanding stock options, certain gains realized on exercises of stock options that the Audit Committee determined were originally mis-priced even though the Audit Committee did not find that Mr. Chuang was involved in the mis-pricing of these grants. Mr. Chuang realized a pre-tax gain of approximately $2.45 million on exercises of such stock options, which were granted to him in 1998 and 1999, more than two years prior to his becoming our CEO. Mr. Chuang and other directors and Named Executive Officers, as applicable, also voluntarily re-priced all of their outstanding stock options to the appropriate prices as determined by the Audit Committee. The Company does not expect to re-evaluate or recalculate compensation previously granted to any of our current or former executives in connection with the stock option review and the Company’s resulting restatement of its financial statements.

Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code imposes significant adverse tax consequences on individuals who were granted stock options that were unvested as of December 31, 2004 (or had vested in full by December 31, 2004 but were materially modified after October 3, 2004) and that have an exercise price of less than the fair market value of the underlying Common Stock on the date of grant (“Section 409A stock options”). These tax consequences include income tax at vesting, an additional 20% federal tax, interest charges, and for California employees an equivalent 20% state tax. These adverse tax consequences can be avoided for unexercised Section 409A stock options if the individual irrevocably elects to amend his or her Section 409A stock options to increase the exercise price of such options to the fair market value of the underlying Common Stock on the date of grant or to exercise such stock options in specified years. For individuals who were executive officers at the time of the grants in question, IRS rules require that such action had to have been taken on or before December 31, 2006.

In December 2006, although the stock option review was not completed and no conclusions had been reached regarding which stock options would be determined to be Section 409A stock options, the Company publicly disclosed that certain of our stock options were Section 409A stock options. Accordingly, each of our Named Executive Officers made one of the aforementioned elections by December 31, 2006. Specifically, each of our Named Executive Officers, except Mr. Chuang and Mr. Ashburn, elected to increase the exercise price of any Section 409A stock options granted to them while they were Section 16 officers to the fair market value on the date of grant as determined by the Audit Committee. Mr. Chuang elected to exercise all of his Section 409A stock options, and Mr. Ashburn elected to exercise all of his stock options which vest after December 31, 2004, in specified years.

Deductibility of Executive Compensation

The Compensation Committee makes reasonable efforts to ensure that executive compensation is eligible for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility for federal income tax purposes of compensation paid to our Named Executive Officers to the extent that such compensation exceeds $1 million in any fiscal year. The Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation” as defined in Section 162(m). However, the Compensation Committee could decide for competitive or other reasons to pay non-qualifying compensation to executives if the $1 million limit is exceeded in a given year and, therefore, the deductibility of that portion in excess of such amount would be limited. Bonuses paid under the ELT Plan do not qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code because the ELT Plan was adopted in May 2006, which was more than ninety (90) days after the beginning of fiscal year 2007. Similarly, bonuses paid to Mr. Ashburn and Mr. Carges pursuant to their business unit performance plans do not qualify as “performance-based compensation” under Section 162(m). In fiscal year 2007, the Company was precluded from deducting an aggregate of $7.6 million relating to our Named Executive Officers under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Richard T. Schlosberg, III (Chairman)

Robin A. Abrams

William H. Janeway

Bruce A. Pasternack

George Reyes

Fiscal Year 2007 Summary Compensation Table

The following table presents information concerning the total compensation of the Company’s Named Executive Officers for services rendered to the Company in all capacities for the fiscal year ended January 31, 2007.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Grants ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Alfred S. Chuang, Chairman of the Board, Chief Executive Officer and President	2007	862,500	200,000	(4)	609,603	3,000,320	929,543	227,063	(5)	5,829,029

Mark P. Dentinger, Executive Vice President and Chief Financial Officer	2007	387,500	—		538,433	559,971	309,848	16,585	(6)	1,812,337

Thomas M. Ashburn, former Executive Vice President, World Wide Field Organization	2007	482,000	—		1,678,170	867,210	284,117	23,662	(7)	3,335,159

Mark T. Carges, Executive Vice President, Business Interaction Division	2007	400,000	1,000		476,996	552,883	314,063	11,330	(8)	1,756,272

Wai M. Wong, Executive Vice President, Products	2007	455,500	—		172,847	665,617	359,423	3,966	(9)	1,657,353

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal year 2007, in accordance with FAS 123(R), and thus includes amounts from equity awards granted in and prior to fiscal year 2007. The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on November 15, 2007. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.
(2)	On March 14, 2007, the Compensation Committee awarded cash bonuses to the Company’s executive officers for assisting the Company in achieving its fiscal year 2007 financial goals. Under the Company’s Senior Executive Bonus Plan, the Compensation Committee adopted an Executive Staff Bonus Plan to establish the target bonus amounts and payout criteria for the Company’s Chief Executive Officer and other executive officers. The Compensation Committee determined the bonus amounts as specified in the Executive Staff Bonus Plan based on the achievement of corporate goals, specifically bookings and margin, as well as individual goals. The amounts shown were paid in the first quarter of fiscal year 2008, with the exception of $45,000 paid in fiscal year 2007 to Mr. Ashburn for his first-half attainment of certain services bookings and margin goals in accordance with his separate bonus plan specific to the World Wide Field Organization and $78,000 paid in fiscal year 2007 to Mr. Carges for his first-half attainment of certain bookings and margin goals associated with the Company’s Business Interaction Division in accordance with his separate bonus plan specific to that division.
(3)

The Company has from time to time leased an aircraft for use by its executive officers for business purposes, and executive officers’ family members have on occasion accompanied such executive officers on such flights to business destinations. Amounts shown include commercial travel for family members accompanying Named Executive Officers on business travel for fiscal year 2007 of $11,366 for Mr. Dentinger, $13,464 for Mr. Ashburn, and $3,783 for Mr. Carges.
(4)	Represents a discretionary bonus approved by the Board of Directors in June 2006 for Mr. Chuang’s performance in fiscal year 2006.
(5)	Amounts shown include the use of a Company car and driver and other related expenses of $188,853, matching contributions under the Company’s 401(k) plan of $3,000, personal financial planning and tax preparation services of $15,545, a tax gross-up payment of $6,955 associated with tax planning services, donations of $6,800, and miscellaneous other compensation of $5,910.
(6)	Amounts shown include matching contributions under the Company’s 401(k) plan of $3,146, personal financial planning and tax preparation services of $1,100, $810 for life insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Dentinger, and miscellaneous other compensation of $163.
(7)	Amounts shown include matching contributions under the Company’s 401(k) plan of $3,000, personal financial planning and tax preparation services of $960, tax gross-up payments of $5,674 to cover applicable federal, state, and local income taxes on the portion of imputed income associated with Mr. Ashburn’s travel, and $3,564 for life insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Ashburn.
(8)	Amounts shown include personal financial planning and tax preparation services of $3,737 and $810 for life insurance premiums paid by the Company with respect to life insurance for the benefit of Mr. Carges.
(9)	Amounts shown include matching contributions under the Company’s 401(k) plan of $3,028 for Mr. Wong.

As described in footnote (2) to the Summary Compensation Table above, the Non-Equity Incentive Plan Compensation consists of payments made under the Senior Executive Bonus Plan and corresponding Executive Staff Bonus Plan, as well as payments made to Mr. Ashburn and Mr. Carges under similar plans specific to their respective business units. Such plans are described more fully in the Compensation Discussion and Analysis above, including how the target bonuses percentages are determined for each Named Executive Officer and why the Company arrived at the particular performance metrics of the incentive plan-based awards. The material factors taken into consideration in the grants of stock options and restricted stock units to the Named Executive Officers are also described in detail in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended January 31, 2007.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Alfred S. Chuang	6/30/06		—	—	—	—	700,000	12.93	2,985,290
	6/30/06		—	—	—	233,000	—	—	3,012,690
	N/A		—	900,000	1,350,000	—	—	—	—

Mark P. Dentinger	3/29/06	(2)	—	—	—	—	165,000	12.96	680,988
	3/29/06		—	—	—	55,000	—	—	701,800
	N/A		—	300,000	450,000	—	—	—	—

Thomas M. Ashburn	3/29/06	(2)	—	—	—	—	75,000	12.96	309,540
	9/15/06		—	—	—	—	1,000	14.66	5,012
	3/29/06		—	—	—	150,000	—	—	1,914,000
	N/A		—	375,000	562,500	—	—	—	—

Mark T. Carges	3/29/06	(2)	—	—	—	—	110,000	12.96	453,992
	3/1/06		—	—	—	1,000	—	—	13,160
	3/29/06		—	—	—	36,667	—	—	467,871
	N/A		—	300,.000	450,000	—	—	—	—

Wai M. Wong	3/29/06	(2)	—	—	—	—	165,000	12.96	680,988
	3/29/06		—	—	—	55,000	—	—	701,800
	N/A		—	348,000	522,000	—	—	—	—

(1)	Reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on November 15, 2007. These amounts do not purport to reflect the value that will be recognized by the Named Executive Officers upon sale of the underlying securities.
(2)	As a result of the stock option review the measurement date for these grants was determined to be May 4, 2006, and the related measurement price was $12.76 per share.

The Non-Equity Incentive Plan Awards are described more fully in the Compensation Discussion and Analysis above, including how the target bonuses percentages are determined for each Named Executive Officer and why the Company arrived at the particular performance metrics of the incentive plan-based awards. The material factors taken into consideration in the grants of stock options and restricted stock units to the Named Executive Officers are also described in detail in the Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table presents certain information concerning the grant of stock awards to each of the Named Executive Officers during the fiscal year ended January 31, 2007, including the value of the stock awards. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options outstanding as of January 31, 2007.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alfred S. Chuang	3/19/98	156,256		—	—	6.4297	3/18/08
	3/19/98	4,167		—	—	6.4297	3/18/08
	3/17/99	16,620		—	—	3.96875	3/16/09
	3/17/99	182,556		—	—	3.96875	3/16/09
	5/17/99	1,025,860		—	—	4.32815	5/16/09
	5/17/99	11,640		—	—	4.32815	5/16/09
	12/21/00	1,000	(3)	—	—	56.50	12/21/10
	1/3/01	100	(3)	—	—	53.125	1/3/11
	4/5/01	240,448		—	—	20.9375	4/5/11
	4/5/01	9,552		—	—	20.9375	4/5/11
	11/2/01	1,500,000		—	—	11.70	11/2/11
	4/12/02	290,723		—	—	10.78	4/11/12
	4/12/02	9,277		—	—	10.78	4/11/12
	7/26/02	1,200,000		—	—	5.55	7/25/12
	3/19/03	479,166		20,834	—	11.92	3/18/13
	3/28/03	95,833		4,167	—	10.95	3/27/13
	5/25/04	500,000		250,000	—	8.25	5/25/14
	4/14/05	193,593		248,907	—	7.90	4/14/15
	6/30/06	—		700,000	—	12.93	6/29/16
	12/21/05							1,000	(3)(4)	12,330	—	—
	4/14/05							60,000		739,800	—	—
	6/30/06							233,000		2,872,890	—	—

Mark P. Dentinger	2/22/99	56,636		—	—	4.0625	2/21/09
	3/31/99	1,252		—	—	3.75	3/30/09
	1/3/01	100	(3)	—	—	53.125	1/3/11
	6/27/00	2,813		—	—	38.6094	6/27/10
	6/27/00	4,687		—	—	38.6094	6/27/10
	12/11/00	9,149		—	—	77.9375	12/11/10
	12/11/00	851		—	—	77.9375	12/11/10
	5/14/01	8,958		—	—	32.37	5/14/11
	5/14/01	1,042		—	—	32.37	5/14/11
	11/2/01	5,669		—	—	11.70	11/2/11
	5/13/02	7,680		—	—	9.29	5/12/12
	5/13/02	1,563		—	—	9.29	5/12/12
	7/26/02	21,353		—	—	5.55	7/25/12
	7/26/02	75,000	(5)	—	—	4.1625	7/25/12
	7/26/02	3,647		—	—	5.55	7/25/12
	11/12/02	100,000	(5)	—	—	5.865	11/11/12
	4/1/03	18,750		1,250	—	10.14	3/31/13
	3/3/04	1,000	(3)	—	—	13.81	3/3/14
	3/31/04	50,000		—	—	12.74	3/31/14
	5/19/04	50,000		25,000	—	8.27	5/19/14
	11/16/04	100,000	(6)	—	—	8.54	11/16/14
	3/2/05	91,666		108,334	—	8.40	3/2/15
	3/29/06	—		165,000	—	12.96	3/28/16
	3/2/05							17,500	(6)	215,775	—	—
	11/16/04							32,500	(7)	400,725	—	—
	4/14/05							15,000		184,950	—	—
	3/29/06							55,000		678,150	—	—

		Option Awards							Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas M. Ashburn	8/22/01	12,944	(8)	—		—	15.45	8/22/11
	8/22/01	27,056	(8)	—		—	15.45	8/22/11
	12/21/01	13,122		—		—	15.24	12/21/11
	12/21/01	286,878		—		—	15.24	12/21/11
	4/12/02	45,833		—		—	10.78	4/11/12
	4/12/02	4,167		—		—	10.78	4/11/12
	7/26/02	9,926		—		—	5.55	7/25/12
	7/26/02	50,000	(5)	—		—	2.775	7/25/12
	7/26/02	215,074		—		—	5.55	7/25/12
	3/19/03	100,000		—		—	11.92	3/18/13
	3/28/03	50,000		—		—	10.95	3/27/13
	8/25/03	100,000	(3)	—		—	12.81	8/24/13
	5/25/04	133,333		66,667		—	8.25	5/25/14
	5/25/04	100,000		—		—	8.25	5/25/14
	8/4/04	200,000	(8)	—		—	6.41	8/4/14
	4/14/05	48,125		61,875		—	7.90	4/14/15
	3/29/06	—		75,000		—	12.96	3/28/16
	9/15/06	—		1,000	(3)	—	14.66	9/14/16
	3/29/06								150,000	(3)	1,849,500	—	—
	4/14/05								18,750		231,188	—	—
	4/27/05								18,750		231,188	—	—

Mark T. Carges	3/27/97	48,000		—		—	1.50	3/27/07
	10/15/97	32,000		—		—	3.9375	10/15/07
	5/29/98	40,000		—		—	5.297	5/28/08
	5/17/99	21,472		—		—	4.32815	5/16/09
	1/3/01	100	(3)	—		—	53.125	1/3/11
	6/27/00	5,253		—		—	38.6094	6/27/10
	6/27/00	3,747		—		—	38.6094	6/27/10
	10/31/00	19,090		—		—	62.125	10/31/10
	10/31/00	910		—		—	62.125	10/31/10
	3/19/01	1,251		—		—	30.1875	3/19/11
	3/19/01	18,749		—		—	30.1875	3/19/11
	4/5/01	27,499		—		—	20.9375	4/5/11
	4/5/01	2,501		—		—	20.9375	4/5/11
	5/2/01	1,000	(3)	—		—	40.88	5/2/11
	11/2/01	848		—		—	11.70	11/2/11
	11/2/01	124,152		—		—	11.70	11/2/11
	4/12/02	45,833		—		—	10.78	4/11/12
	4/12/02	4,167		—		—	10.78	4/11/12
	7/26/02	9,925		—		—	5.55	7/25/12
	7/26/02	16,314		—		—	5.55	7/25/12
	4/1/03	37,500		2,500		—	10.14	3/31/13
	3/31/04	21,250		8,750		—	12.74	3/31/14
	5/19/04	10,000		5,000		—	8.27	5/19/14
	9/1/04	29,166		20,834		—	6.65	9/1/14
	4/14/05	32,812		42,188		—	7.90	4/14/15
	12/7/05	27,083	(6)	72,917		—	8.88	12/7/15
	3/29/06	—		110,000		—	12.96	3/28/16
	4/14/05								22,500		277,425	—	—
	3/1/06								1,000	(3)	12,330	—	—
	12/7/05								30,000	(9)	369,900	—	—
	3/29/06								36,667		452,104	—	—

Wai M. Wong	9/15/04	291,666		208,334		—	7.40	9/15/14
	4/14/05	25,440		32,710		—	7.90	4/14/15
	3/29/06	—		165,000		—	12.96	3/28/16
	4/14/05								15,000		184,950	—	—
	3/29/06								55,000		678,150	—	—

(1)	Unless otherwise indicated, all options granted to Named Executive Officers vest as follows: 25% of the shares vest on the one-year anniversary of the vesting commencement date and 1/48 of the shares vest on each subsequent monthly anniversary of the vesting commencement date for the next 36 months.
(2)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $12.33, the closing price on the NASDAQ Global Select Market of the Company’s Common Stock on January 31, 2007, the last business day of fiscal year 2007, by (ii) the number of shares or units of stock.
(3)	100% vests on the one-year anniversary of the date of grant.
(4)	Mr. Chuang had deferred the vesting of these 1,000 Restricted Stock Units due to the stock option review and the Company’s inability to issue shares. The Restricted Stock Units vested on the day after the registration statement on Form S-8, pursuant to which shares under the applicable stock incentive plan are issued, was available for the issuance of shares (i.e., November 16, 2007).
(5)	50% vests on the eighteen-month anniversary of the date of grant and 1/36 of the shares vest on each subsequent monthly anniversary of the date of grant for the next 18 months.
(6)	50% vests on the one-year anniversary of the date of grant and 50% vests on the two-year anniversary of the date of grant.
(7)	Mr. Dentinger had deferred the vesting of these 16,250 Restricted Stock Units due to the stock option review and the Company’s inability to issue shares. The Restricted Stock Units vested on the day after the registration statement on Form S-8, pursuant to which shares under the applicable stock incentive plan are issued, was available for the issuance of shares (i.e., November 16, 2007).
(8)	50% vests on the one-year anniversary of the date of grant and 1/24 of the shares vest on each subsequent monthly anniversary of the date of grant for the next 12 months.
(9)	Mr. Carges had deferred the vesting of 15,000 of these 30,000 Restricted Stock Units due to the stock option review and the Company’s inability to issue shares. The Restricted Stock Units vested on the day after the registration statement on Form S-8, pursuant to which shares under the applicable stock incentive plan are issued, was available for the issuance of shares (i.e., November 16, 2007).

Fiscal Year 2007 Option Exercises and Stock Vested

The following table presents certain information regarding the number of shares acquired and the value realized by each of the Named Executive Officers during the fiscal year ended January 31, 2007 upon the exercise of stock options and the vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alfred S. Chuang	12,500	127,063
	62,500	538,240
	100,000	1,020,500
	37,500	386,250
	75,000	785,625
	100,000	1,052,500
	37,500	402,188
	75,000	666,383
	32,251	273,479
	67,749	574,491
	37,500	315,889
			20,000	274,000
Mark P. Dentinger	4,243	10,183
	2,500	24,694
	5,757	27,691
	10,000	14,000
	2,500	22,219
	9,912	91,353
	5,000	44,520
	10,088	12,775
	7,500	68,194
	8,174	76,876
	21,826	198,453
			5,000	68,500
			17,500	196,700
Thomas M. Ashburn	53,190	427,041
	96,810	777,249
			6,250	83,688
			6,250	85,625
Mark T. Carges	14,004	102,229
	29,270	341,252
			7,500	102,750
Wai M. Wong			5,000	68,500

(1)	Reflects the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the option.
(2)	Reflects the closing price of the Company’s Common Stock on the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2007

The following table sets forth certain information concerning the non-tax-qualified deferred compensation for the Named Executive Officer who participated during the fiscal year ended January 31, 2007.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark P. Dentinger	191,356	—	43,165	—	364,516

(1)	The Company offers a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) to executives, among others, that enables them to defer receipt of certain salary and cash bonus payments on a pre-tax basis. The Company does not match executive contributions to the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded and unsecured by the Company, receives no preferential standing, and is subject to the same risks as any of the Company’s other general obligations. Participants select from the same investment vehicles as are available in the Company’s 401(k) plan, none of which allow for direct investment in the Company’s securities. The Company believes that offering a Deferred Compensation Plan serves the objectives of attracting and retaining talented individuals, and promotes retention by providing a long-term savings opportunity on a tax-efficient basis. It also provides executives with an additional retirement plan option.
(2)	None of the earnings in this column is included in the Summary Compensation table because they were not preferential or above market.

Potential Payments upon Change of Control

Change of Control Arrangements

The Company has entered into agreements with each of the Named Executive Officers to provide for the continuation of the Named Executive Officer’s employment for one year after a change of control (the “COC Agreements”) of the Company. If within one year following a change of control of the Company (as defined in the COC Agreement), a Named Executive Officer’s employment with the Company is terminated by the Company without cause (as defined in the COC Agreement) or by the Named Executive Officer for good reason (as defined in the COC Agreement), the Named Executive Officer will be entitled to receive a lump sum payment equal to twice his base salary and twice his highest bonus from the four preceding fiscal years (including the fiscal year in which the termination occurs), a lump-sum payment of his pro-rata target bonus for the fiscal year in which the termination occurs, continued health and welfare benefits and perquisites (see notes 2 and 3 to the table below) for two years (the “Severance Period”), outplacement assistance with a value of up to $50,000, full vesting acceleration with respect to outstanding equity awards (with options remaining exercisable for the full remaining option term), and a gross-up for golden parachute excise taxes unless a reduction of not more than 10% of the Named Executive Officer’s golden parachute safe harbor amount eliminates the excise taxes. In the event the party effectuating the change of control does not agree to assume any stock option, or similar equity-based award held by a Named Executive Officer, then all such options and awards that are unvested shall vest in full. During fiscal year 2007, Mr. Carges’ COC Agreement provided for a lump sum payment equal to his base salary and his highest bonus from the four preceding fiscal years (including the fiscal year in which the termination occurs), and continued health and welfare benefits and perquisites for one year. The other provisions of his COC Agreement were as provided above.

Estimated Payments upon Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2007 (January 31, 2007), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Select Market as of that date ($12.33). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit	Potential Payments Upon Change in Control ($)(1)
Alfred S. Chuang	Cash Severance—Salary	1,800,000
	Cash Severance—Bonus	2,788,630
	Vesting Acceleration(2)	5,749,640
	Continued Employee Benefits(3)	38,688
	Perquisites(4)	418,600
	Outplacement	50,000
	Tax Gross-up(5)	—

	Total Termination Benefits:	10,845,558

Mark P. Dentinger	Cash Severance—Salary	800,000
	Cash Severance—Bonus	929,543
	Vesting Acceleration(2)	1,608,690
	Continued Employee Benefits(3)	38,688
	Perquisites(4)	24,000
	Outplacement	50,000
	Tax Gross-up(5)	1,162,118

	Total Termination Benefits:	4,613,039

Thomas M. Ashburn	Cash Severance—Salary	1,000,000
	Cash Severance—Bonus	1,005,168
	Vesting Acceleration(2)	2,857,983
	Continued Employee Benefits(3)	38,688
	Perquisites(4)	24,000
	Outplacement	50,000
	Tax Gross-up(5)	—

	Total Termination Benefits:	4,975,839

Mark T. Carges	Cash Severance—Salary	400,000
	Cash Severance—Bonus	628,127
	Vesting Acceleration(2)	1,385,419
	Continued Employee Benefits(3)	19,344
	Perquisites(4)	12,000
	Outplacement	50,000
	Tax Gross-Up(5)	—

	Total Termination Benefits:	2,494,890

Wai M. Wong	Cash Severance—Salary	928,000
	Cash Severance—Bonus	1,109,490	(6)
	Vesting Acceleration(2)	2,035,092
	Continued Employee Benefits(3)	38,688
	Perquisites(4)	24,000
	Outplacement	50,000
	Tax Gross-Up(5)	—

	Total Termination Benefits:	4,185,270

(1)	The corresponding table in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 incorrectly included a column for potential payments in the absence of a change of control due to a scrivener’s error. The relevant Employment Agreements do not provide for such payments.
(2)	Reflects the aggregate market value of unvested option grants and unvested stock awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $12.33 and the exercise price of the option, by (ii) the number of shares underlying unvested options at January 31, 2007. For unvested stock awards, aggregate market value is computed by multiplying (i) $12.33, by (ii) the number of unvested shares at January 31, 2007.
(3)	Reflects the Company’s costs to continue to provide welfare plan benefits (generally medical, prescription, dental, disability, employee life, group life, and accidental death and travel accident insurance) to the Named Executive Officer and/or his family, as applicable, for the Named Executive Officer’s Severance Period. If a Named Executive Officer becomes eligible to receive similar benefits from another employer, payments shall be reduced appropriately.
(4)	During each year of the Severance Period, each Named Executive Officer is entitled to a medical exam ($2,000), and financial planning ($10,000). In addition, during each year of the Severance Period, Mr. Chuang is entitled to an automobile and driver ($188,000), credit card fees ($2,500), and directed charitable contributions ($6,800).
(5)	Tax Gross-Up reflects additional amounts due to a Named Executive Officer to eliminate the effect of 280G excise taxation under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the COC Agreements, a gross-up is paid unless the value of all payments exceeds the 280G safe harbor by no more than 10%, in which event payments are reduced to avoid excise taxation. The gross-up calculation assumes a 46.75% tax rate, 4.82% short-term applicable federal rate, 4.53% mid-term applicable federal rate, 5.16% risk free rate, and 41% stock volatility. To the extent any arrangements were entered into within fiscal year 2007, it is assumed that the Company would successfully rebut the presumption that such arrangements are “contingent” within the meaning of the regulations promulgated under Section 280G of the Code.
(6)	Mr. Wong’s severance is reduced by $8,010 pursuant to his COC Agreement to avoid the imposition of 280G excise taxation under Section 4999 of the Code.

Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the non-employee members of the Company’s Board of Directors for the fiscal year ended January 31, 2007. Mr. Chuang, who is an employee, does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)(2)(3)	Total ($)
Robin A. Abrams(4)	6,575	—		22,974	29,549
L. Dale Crandall	30,000	30,000		486,105	546,105
Stewart K. P. Gross	30,000	30,000		334,441	394,441
William H. Janeway	—	65,000	(5)	401,329	466,329
Dean O. Morton	35,000	30,000		401,329	466,329
Bruce A. Pasternack	—	—		65,015	65,015
Kiran M. Patel(6)	—	—		—	—
George Reyes	30,000	30,000		463,192	523,192
Richard T. Schlosberg, III	—	65,000	(5)	457,115	522,115

(1)

Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal year 2007, in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to fiscal year 2007. The assumptions used in the valuation of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007, filed with the SEC on November 15, 2007. These amounts do not correspond to the actual value that will be recognized by the directors.

(2)	In fiscal year 2007, non-employee directors received the following options to purchase shares of the Company’s Common Stock:

Name	Grant Date	Number of Shares	Exercise Price Per Share ($)	Grant Date Fair Value ($)
Robin A. Abrams	11/24/2006	100,000	13.90	493,610
L. Dale Crandall	3/15/2006	50,000	11.99	350,885
Stewart K. P. Gross	3/15/2006	50,000	11.99	350,885
William H. Janeway	3/15/2006	60,000	11.99	421,062
Dean O. Morton	3/15/2006	60,000	11.99	421,062
Bruce A. Pasternack	6/12/2006	100,000	12.36	407,760
Kiran M. Patel(6)	—	—	—	—
George Reyes	3/15/2006	50,000	11.99	350,885
Richard T. Schlosberg, III	3/15/2006	60,000	11.99	421,062

(3)	As of January 31, 2007, the aggregate number of shares underlying options outstanding for each non-employee director was:

Name	Aggregate Number of Shares
Robin A. Abrams	100,000
L. Dale Crandall	250,000
Stewart K. P. Gross	250,000
William H. Janeway	280,000
Dean O. Morton	585,000
Bruce A. Pasternack	100,000
Kiran M. Patel(6)	—
George Reyes	250,000
Richard T. Schlosberg, III	160,000

(4)	Ms. Abrams joined the Board of Directors in November 2006. Her pro-rated cash payment of $6,575 for her services in fiscal year 2007 was paid in fiscal year 2008.
(5)	Stock awards with a value of $30,000 were received in lieu of annual cash compensation.
(6)	Mr. Patel did not receive any compensation as a director during fiscal year 2007 because he joined the Board of Directors in February 2007.

Standard Director Compensation Arrangements

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board of Directors. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board of Directors and its various committees. After the beginning of the Company’s fiscal year, the Company’s non-employee directors receive the following cash compensation:

•	a cash payment of $30,000 for board membership; and

•	a cash payment of $5,000 for serving as chairman of the Audit Committee, Compensation Committee or Nominating and Governance Committee.

Directors who join the Board of Directors after the beginning of the Company’s fiscal year receive a pro-rata portion of such cash payments. Historically, including for cash fees paid in fiscal year 2007, directors were able to elect, in lieu of cash, to receive an equivalent amount in shares of the Company’s Common Stock. However, effective November 2006, directors no longer have the alternative of electing stock in lieu of cash.

Directors do not receive cash compensation for attending meetings of the Board of Directors or board committees.

Equity Compensation

Following appointment to the Board of Directors, each non-employee director receives a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock, of which 25% vests on the one-year anniversary of the date of grant, and the remainder vests monthly thereafter for three years as long as such individual continues to serve as director. After the beginning of the Company’s fiscal year, each non-employee director receives a non-qualified stock option grant for the purchase of 50,000 shares of the Company’s Common Stock, which will become fully vested on the one-year anniversary of the date of grant. Individuals serving as a committee chair will receive, in addition, a non-qualified stock option grant for the purchase of 10,000 shares of the Company’s Common Stock, which will become fully vested on the one-year anniversary of the date of grant. Directors who join the Board of Directors after the beginning of the Company’s fiscal year receive the full stock option grant. All of the above non-qualified stock options granted to non-employee directors will have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant.

Historically, non-employee directors also received annually, after the beginning of the Company’s fiscal year, a stock retainer payable in shares of the Company’s Common Stock equivalent in value to $30,000 (including for the stock retainer paid in fiscal year 2007). However, effective upon adoption of the Company’s 2006 Stock Incentive Plan in July 2006, non-employee directors will receive a restricted stock retainer equivalent in value to $30,000, with 33% of the shares vesting on the one-year anniversary of the date of grant, and 33% of the shares vesting on each subsequent annual anniversary of the date of grant over the next two years. Directors who join the Board of Directors after the beginning of the Company’s fiscal year receive a pro-rata portion of such restricted stock retainer.

Other Arrangements

The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and Committee meetings.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to the Company’s employees and directors, as well as the number of shares of Common Stock remaining available for future issuance, under the Company’s equity compensation plans as of January 31, 2007.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted- average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(#)
Plan category
Equity compensation plans approved by security holders	62,139,784	(1)	12.4956	57,342,510	(2)
Equity compensation plans not approved by security holders	2,410,272	(3)	11.32287	—
Equity compensation plans assumed in connection with acquisitions	1,265,101	(4)	8.27078	—

Total(5)	65,815,157		12.37440	57,342,510

(1)	Represents shares of the Company’s Common Stock to be issued upon exercise of options outstanding under the 1995 Flexible Stock Incentive Plan (the “1995 Plan”) and the 1997 Stock Incentive Plan, (the “1997 Plan”), which were terminated by the Board of Directors in July 2006, and the 2006 Stock Incentive Plan (the “2006 Plan”).
(2)	Includes shares of the Company’s Common Stock authorized for future issuance under the 1997 Employee Stock Purchase Plan, and 2,098,346 shares canceled under the 1997 Plan that, per the 2006 Plan, can be used to increase the number of shares available to grant in the 2006 Plan.
(3)	Represents shares of the Company’s Common Stock to be issued upon exercise of options outstanding under the 2000 Non-Qualified Stock Incentive Plan (the “2000 Non-Qualified Plan”), which was terminated by the Board of Directors in July 2006.
(4)	As of January 31, 2007, options and rights to purchase an aggregate of 1,265,101 shares of the Company’s Common Stock at a weighted average exercise price of $8.27078 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with acquisition transactions: CrossGain Corporation Amended and Restated 2000 Stock Plan, Theory Center Amended and Restated 1999 Stock Option/Stock Issuance Plan, WebLogic, Inc. 1996 Stock Plan and Westside.com, Inc. 1999 Amended and Restated Stock Option Plan, and the Plumtree Software, Inc. 1997 Equity Incentive Plan and 2002 Stock Plan. No further grants or awards will be made under the assumed equity compensation plans.
(5)	The weighted average term to expiration for outstanding options, warrants and rights was 6.37 years as of January 31, 2007. Outstanding options, warrants and rights do not include dividend equivalent rights. Outstanding awards under the 1995 Plan may only be transferred upon death by will or by the laws of descent and distribution. Outstanding awards (other than incentive stock options) under the 1997 Plan may be transferred to the extent provided in an individual award agreement. Outstanding awards under the 2000 Non-Qualified Plan may be transferred upon death of the grantee or, during the lifetime of the grantee, only by gift or pursuant to a domestic relations order and solely to members of the grantee’s immediate family. Outstanding awards under the 2006 Plan may be transferred upon death of the grantee or, if permitted by the Compensation Committee, during the lifetime of the grantee, to the extent and in the manner permitted by the Compensation Committee, or pursuant to a domestic relations order. To date, the Compensation Committee has not permitted any such transfers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock, as of December 31, 2007, for the following:

•	Each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our Common Stock;

•	Each of our non-employee directors;

•	Each of our Named Executive Officers; and

•	All of our current directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares	%
5% Stockholders:
Carl Icahn and affiliated entities(3)	51,820,017	13.2
767 Fifth Avenue, 47th Floor New York, NY 10153
Private Capital Management Inc.(4)	41,684,727	10.5
8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108
AMVESCAP PLC(5)	21,919,147	5.5
30 Finsbury Square London, England EC2A 1AG

Non-Employee Directors:
Robin A. Abrams(6)	34,107	*
L. Dale Crandall(7)	261,180	*
Stewart K. P. Gross(8)	475,875	*
William H. Janeway(9)	836,140	*
Dean O. Morton(10)	1,157,862	*
Bruce A. Pasternack(11)	45,593	*
Kiran M. Patel(12)	27,230	*
George Reyes(13)	262,940	*
Richard T. Schlosberg, III(14)	139,485	*

Named Executive Officers:
Alfred S. Chuang(15)	9,480,671	2.3
Mark P. Dentinger(16)	813,826	*
Thomas M. Ashburn(17)	1,214,448	*
Mark T. Carges(18)	744,381	*
Wai M. Wong(19)	563,595	*
All current directors and executive officers as a group (17 persons)(20)	17,078,201	4.2

*	Represents less than 1%.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o BEA Systems, Inc., 2315 North First Street, San Jose, California 95131.
(2)

The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of December 31, 2007, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 409,467,284 shares of Common Stock outstanding on December 31, 2007.

(3)	As indicated in various filings made with the SEC pursuant to Section 13(d) of the Exchange Act, initially on September 14, 2007, with subsequent amendments on September 20, 2007, October 3, 2007, October 4, 2007, October 11, 2007, October 12, 2007, October 26, 2007, November 5, 2007 and January 16, 2008. Such filings report that Carl C. Icahn, together or with his affiliates High River Limited Partnership, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, beneficially own the aggregate number of shares reported as of October 10, 2007. On January 16, 2008, Mr. Icahn and his affiliated entities reported that they entered into a voting agreement with Oracle Corporation whereby they have undertaken to vote the shares beneficially owned by them in favor of the merger with Oracle, unless the definitive agreement related to the merger has been terminated.
(4)	As indicated in a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on June 11, 2007.
(5)	As indicated in a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2007.
(6)	Includes 31,250 shares subject to options that are exercisable within 60 days of December 31, 2007.
(7)	Includes 250,000 shares subject to options that are exercisable within 60 days of December 31, 2007.
(8)	Includes 250,000 shares subject to options that are exercisable within 60 days of December 31, 2007.
(9)	Includes 251,496 shares beneficially owned by Warburg Pincus Ventures, L.P. (“WPV”) and 251,496 shares beneficially owned by Warburg Pincus & Co., a New York general partnership (“WP”), which are included because of Mr. Janeway’s affiliation with WPV and WP. Mr. Janeway disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934. Also includes 280,000 shares subject to options exercisable within 60 days of December 31, 2007 and 100 shares held in trust for the benefit of Mr. Janeway’s son.
(10)	Includes 585,000 shares subject to options that are exercisable within 60 days of December 31, 2007.
(11)	Includes 41,666 shares subject to options that are exercisable within 60 days of December 31, 2007.
(12)	Includes 25,000 shares subject to options that are exercisable within 60 days of December 31, 2007.
(13)	Includes 250,000 shares subject to options that are exercisable within 60 days of December 31, 2007.
(14)	Includes 130,833 shares subject to options that are exercisable within 60 days of December 31, 2007.
(15)	Includes 280,000 shares held by relatives of Mr. Chuang and 238,588 shares held by the Courtney Z. Chuang Trust, of which Mr. Chuang is the trustee. Also includes 6,553,302 shares subject to options that are exercisable within 60 days of December 31, 2007. On January 16, 2008, Mr. Chuang entered into a voting agreement with Oracle Corporation whereby Mr. Chuang has undertaken to vote the shares beneficially owned by him in favor of the merger with Oracle, unless the definitive agreement related to the merger has been terminated. A copy of the voting agreement has been filed with the SEC on a Form 8-K filed January 17, 2008, as Exhibit 2.2, and is incorporated herein by reference. The foregoing description of the voting agreement is qualified in its entirety by reference to the full text of the voting agreement.
(16)	Includes 766,607 shares subject to options that are exercisable within 60 days of December 31, 2007.
(17)	Includes 1,206,416 shares subject to options that are exercisable within 60 days of December 31, 2007.
(18)	Includes 628,955 shares subject to options that are exercisable within 60 days of December 31, 2007.
(19)	Includes 547,334 shares subject to options that are exercisable within 60 days of December 31, 2007.
(20)	Includes 12,478,340 shares subject to options that are exercisable within 60 days of December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

The Company’s Code of Conduct and Ethics provides that transactions between or among the Company and any related parties requires the prior written approval of the Company’s Chief Financial Officer. The most significant related party transactions, particularly those involving our directors and officers, must be reviewed and approved in writing in advance by our Board of Directors. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

The Company has entered into indemnification agreements with its directors and certain of its executive officers. The indemnification agreements provide, among other things, that the Company will indemnify its directors and executive officers, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements each may be required to pay in actions or proceedings which any of them may be made a party by reason of their positions as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations that no other forms were required to be filed during fiscal year 2007, the Company believes that its executive officers, directors and 10% Stockholders have complied with all Section 16(a) filing requirements applicable to them, except that Mr. Ashburn, who was an executive officer during fiscal year 2007, filed one late Form 4 on October 18, 2006, reporting one transaction of a stock option grant for 1,000 shares granted on September 15, 2006 .

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of the Company’s management and independent registered public accounting firm and their activities with respect to the Company’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Ernst & Young LLP, the Company’s independent registered public accounting firm, and management;

•	discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•

received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Ernst & Young LLP their independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Dean O. Morton (Chairman)

L. Dale Crandall

Stewart K. P. Gross

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares they represent in accordance with their best judgment.

THE BOARD OF DIRECTORS

San Jose, California

February 6, 2008

bea

Think liquidTM

VOTE BY INTERNET WWW.CESVOTE.COM

Use the Internet to submit your proxy until 9:00 a.m. EDT on the morning of the Annual Meeting, March 18, 2008. Have your proxy card in hand when you access the website listed above and follow the instructions provided.

VOTE BY TELEPHONE 1-888-693-8683

Use any touch-tone telephone to submit your proxy until 9:00 a.m. EDT on the morning of the Annual Meeting, March 18, 2008. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: BEA Systems, Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh PA 15230 to ensure that your vote is received prior to the Annual Meeting on March 18, 2008.

Vote by Telephone

Call Toll-Free using a touch-tone telephone:

1-888-693-8683

Vote by Internet

Access the Website and submit your proxy: www.cesvote.com

Vote by Mail

Sign and return your proxy in the postage-paid envelope provided.

Control Number ?

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, ??MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. ?

BEA SYSTEMS, INC. ANNUAL MEETING PROXY CARD

This proxy is being solicited on behalf of the Board of Directors of BEA Systems, Inc. (the “Company”).

The undersigned hereby appoints Alfred S. Chuang and Mark P. Dentinger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common

Stock of BEA Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at 10:00 a.m., Pacific Time, on Tuesday, March 18, 2008, at Techmart, located at 5201 Great America Parkway, Santa Clara, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

, 2008 Stockholder Sign Here Date

, 2008 Stockholder (Joint Owner) Sign Here Date

Please sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee, guardian or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Bea

Think liquidTM

BEA SYSTEMS, INC.

SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE

Dear Stockholder:

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

BEA Systems encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours per day, seven days per week. If you submit your proxy by Internet or telephone, you do NOT need to mail your proxy card.

• To submit your proxy electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card.

• To submit your proxy by telephone, use a touch-tone telephone and call 1-888-693-8683. You must use the control number printed in the box by the arrow on the reverse side of this card.

If you have any questions or need assistance in voting, please call D. F. King & Co., Inc., which is assisting BEA Systems, toll-free at 1-800-549-6746.

Thank you for your prompt attention to this request.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

BEA SYSTEMS, INC. ANNUAL MEETING PROXY CARD

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSALS 3 AND 4.

1. Election of four Class I Directors (or if any nominee is not available for election, For All Withhold All For All Except such substitute as the Board of Directors may designate).

(1) Dean O. Morton (3) Kiran M. Patel

(2) Bruce A. Pasternack (4) George Reyes To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ended January 31, 2008.

3. Stockholder proposal regarding establishment of an engagement process with proponents of certain stockholder proposals.

4. Stockholder proposal regarding declassification of the Board of Directors.

I/We plan to attend the Meeting in Santa Clara, California.

IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and please sign on reverse side.)